Exhibit 99.1

FOR IMMEDIATE RELEASE:

November 24, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Chairman and CEO Corrects Misstatements in Grant Thornton Letter to SEC

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) yesterday filed a Form 8-K/A which included a letter from the company’s former auditor to the SEC.  Below is a letter from Patrick Byrne, the company’s Chairman and CEO, commenting on Grant Thornton’s November 20 letter to the SEC.

Dear Owner:

On November 16, we announced that our audit committee had dismissed Grant Thornton as the company’s independent registered public accounting firm and listed the reasons for that decision.  Yesterday, we filed a Form 8-K/A with Grant Thornton’s response to the SEC. Grant Thornton’s letter requires comment.

1.               Grant Thornton Letter: “Grant Thornton did not issue an audit opinion on the Company’s financial statements.”

That is correct (we never said otherwise) and irrelevant.  Our audit committee engaged Grant Thornton in March 2009 to audit the company’s 2009 fiscal year financial statements and to review the company’s quarterly financial statements.  Since the company’s fiscal year ends December 31, of course Grant Thornton had not issued an audit opinion.  It had, however, reviewed the company’s Q1 and Q2 financial statements and reported to the audit committee before we filed those financial statements that it had no changes to those financial statements (though at the end of each quarter our audit committee specifically asked Grant Thornton if there was anything it would book differently).

2.               Grant Thornton Letter: “Grant Thornton, therefore, did not take a position as to whether the Company’s financial statements for the year ending December 31, 2008 should be restated.”

As I noted in my November 16 letter, Grant Thornton recently told us that we needed to amend our Q1 and Q2 2009 Form 10-Q’s to remove a $785,000 partner overpayment recovery from our Q1 financial statements.  Such amendments would have required that we restate our 2008 Form 10-K: After all, a recovery of a $785,000 partner overpayment can’t just disappear from our financial statements. It has to go somewhere.  Despite the words Grant Thornton used in its letter to the SEC, I am confident it understood that its position was, in fact, advice to restate our 2008 financials.  Grant Thornton’s response on this point is a distinction without a difference and misleading because we could not move the $785,000 from our Q1 2009 financial statements without restating 2008.

3.               Grant Thornton Letter: “That determination must be made by the Company.”

Again, this statement is a distinction without a difference.  We understand that the decision to restate financial statements must ultimately be made by the company, and we never said otherwise.  However, Grant Thornton’s refusal to complete its Q3 2009 review unless we amended our Q1 and Q2 2009 financial statements necessitated either restating our 2008 Form 10-K or dismissing Grant Thornton. We chose to dismiss Grant Thornton.

4.               Grant Thornton Letter: “Further, paragraph 4 references a report on the Company’s consolidated financial statements for the year ending December 31, 2009.  As we have not performed an audit of the Company’s financial statements for any period, this reference is incorrect.”

We know that Grant Thornton never performed an audit of our 2009 financial statements and, again, we never said otherwise: as it is currently November, 2009, our 2009 financial statements do not exist.  The SEC requirement is that we disclose what Grant Thornton would have disagreed with had it performed what our audit committee engaged them to do — an audit of our 2009 financial statements.  We complied with the SEC requirement.  I’m not sure what Grant Thornton expected us to say in prefacing the explanation of our disagreements with Grant Thornton.

5.               Grant Thornton Letter: “On March 23, 2009, Grant Thornton was engaged to review, not audit, the Company’s interim financial statements to be filed on Form 10-Q for the quarter ended September 30, 2009.  Review procedures are substantially less in scope than an audit and consist principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters.”

Actually, our audit committee engaged Grant Thornton to review our Q1, Q2 and Q3 financial statements and to audit our 2009 financial statements.  We certainly don’t disagree with Grant Thornton’s characterization of the differences between a review and an audit and, again, we never said we did.

6.               Grant Thornton Letter: “We disagree with the Company’s statement in paragraph 7 ‘that upon further consultation and review within the firm, Grant Thornton revised its earlier position’ regarding the previously filed 2009 interim financial statements.  This statement is not accurate.  The Company brought the overpayment to a fulfillment partner to Grant Thornton’s attention in October.  After additional discussions with the Company, the predecessor auditor and receipt of additional documentation from the Company we determined that the Company’s position as to the accounting treatment for the overpayment to a fulfillment partner was in error.”

This is a falsehood.  On several occasions Grant Thornton discussed with and provided guidance on the accounting for the $785,000 fulfillment partner overpayment during and prior to October in the following respects:

a.               Before Grant Thornton accepted our audit engagement in Q1 2009, it reviewed our filed 2008 Form 10-K and told us it was comfortable with our past accounting practices.

b.              As our auditors, Grant Thornton reviewed our prior auditor’s 2008 Form 10-K audit work papers.  Grant Thornton did not question or object to our accounting for the overpayment recovery at that time.

c.               As our auditors, Grant Thornton reviewed our Q1 and Q2 2009 financial statements before we filed Form 10-Q’s for those quarters. At no time during those reviews did Grant Thornton question or object to our accounting for the overpayment recovery.

d.              On October 13, 2009, Grant Thornton reviewed the correspondence from our fulfillment partner and the events around the overpayment.  Prior to our submission of our October 16 and 21 responses to an SEC comment letter that discussed the accounting for the overpayment recovery, Grant Thornton reviewed, edited and approved those responses, which included our accounting treatment for the overpayment recovery.  Our local Grant Thornton engagement partner, Tom Eldredge, told us on October 14 that the local Grant Thornton engagement team had held conference calls within Grant Thornton to review our accounting treatment for the overpayment recovery, and that these conference calls extended to the regional and national offices.  Mr. Eldredge told us that, after his review with the regional and national offices, “in light of the circumstances at the time and given the judgment utilized by Overstock, Grant Thornton had determined that our accounting treatment for this overpayment recovery was not unreasonable.”

It was only after we received the SEC’s November 3 letter, which questioned our accounting treatment for the overpayment recovery and asked whether we had consulted with our auditors’ national offices, that Mr. Eldredge (as well as the managing partner of the Grant Thornton Salt Lake office, Gordy Haycock) took the position we had incorrectly accounted for the partner overpayment recovery. When we pointed out that we had asked that their initial advice be confirmed by national office, and had in fact received that confirmation, Grant Thorton’s position became that the local engagement team’s discussions with the regional and national offices had only been “informal,” and that it had not been a “formal request” for national review.  To us, it appears that either the Grant Thornton local office was overruled by its regional and national offices, or Grant Thornton became concerned that the SEC would review its conclusions, and only then did Grant Thornton decide to disavow its previous advice.

7.               Grant Thornton Letter: “Further the Company’s statement does not address the fact that the consultation noted in paragraph 5 was in relation to the ongoing incomplete review of the September 30, 2009 interim financial statements.”

This is a curious statement given that on October 30 Grant Thornton sent a final report dated November 5 (for a November 6 audit committee meeting) to our audit committee stating that “[w]e have concluded our review of the most recent interim quarter.  Our review procedures identified certain immaterial differences,” all of which “are currently being addressed by management or will naturally be corrected by year-end.” These immaterial differences amounted to a net $35,000 for the first nine months of 2009.

8.               Grant Thornton Letter: “We have also read Item 4.02 of Form 8-K of Overstock.com, Inc. (‘the Company’) dated November 16, 2009 and disagree with the statements concerning our Firm contained therein.  During the course of our incomplete review of the Company’s September 30, 2009 financial statements, we advised the Company that disclosure should be made to prevent future reliance on its March 31, 2009 and June 30, 2009 financial statements.  We advised the company [sic] to make the disclosure because we became aware that material modifications should be made to the previously filed 2009 interim financial statements to conform with US GAAP.”

This is incorrect.  As noted above, on October 30, Grant Thornton sent a report to our audit committee stating that “[w]e have concluded our review of the most recent interim quarter,” and nowhere in its October 30 report is there any advice from Grant Thornton that we should make disclosure to prevent future reliance on our Q1 or Q2 2009 financial statements.  Such an omission from such a report seems conclusive of the fact that this was not an issue until our audit committee dismissed Grant Thornton.  In addition, on November 13 — after our audit committee dismissed Grant Thornton — our Senior Vice President, Finance specifically asked Mr. Haycock (the managing partner of the Grant Thornton Salt Lake office) whether Grant Thornton had communicated to our audit committee that we should take actions or make disclosures concerning our Q1 and Q2 2009 financial statements, and we noted that any such communications would trigger a Form 8-K filing requirement for us.  Mr. Haycock answered that Grant Thornton had not made any such communications.  Grant Thornton only gave us such advice later on November 13 in a letter to the chairwoman of our audit committee.

9.               Grant Thornton Letter: “Such modifications are necessary due to the Company having reduced its cost of goods sold in the first quarter of 2009 by receipt of a refund of an overpayment to a fulfillment partner. Further, the Company had additional items which we discussed that were still unresolved at the time we were dismissed, that could have a material impact on the first and second quarter financial statements for 2009.  These items are identified by the Company in Paragraph 5 of item 4.01 of the Company’s Form 8-K.”

Until the time our audit committee dismissed Grant Thornton on November 13, Grant Thornton had never indicated that it believed that we had improperly accounted for any of the items identified in that paragraph, other than the partner overpayment recovery.  However, we have disclosed these items in detail (with dollar amounts) so that all investors know the magnitude of the issues.

We are surprised by these inconsistencies and inaccurate statements in Grant Thornton’s November 20 letter to the SEC. I take them as proof (as though further proof were needed) that our audit committee made the correct decision to dismiss Grant Thornton.

As I said in my November 16 letter, our finance and legal teams continue to work with the SEC on the issues addressed in its comment letters, and once these issues are resolved (and we have engaged another independent audit firm), we will file a reviewed Q3 Form 10-Q/A.

Your humble servant,

Patrick M. Byrne

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding filing a reviewed Q3 Form 10-Q/A. Our Form 10-K/A for the year ended December 31, 2008, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.